Exhibit 99.1

ITG RELEASES NOVEMBER 2013 U.S. TRADING VOLUMES

NEW YORK, December 9, 2013 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that November 2013 U.S. trading volume was 3.0 billion shares and average daily volume (ADV) was 150 million shares.  This compares to 3.5 billion shares and ADV of 151 million shares in October 2013 and 4.0 billion shares and ADV of 188 million shares in November 2012.  There were 20 trading days in November 2013, 23 trading days in October 2013 and 21 trading days in November 2012.

ITG U.S. Trading Activity

November 2013

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

November 2013	20	3,005,924,203	150,296,210

Year-to-Date:	231	39,403,240,001	170,576,797

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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